Exhibit 99.12

FOR IMMEDIATE RELEASE: GENCOR RELEASES FIRST QUARTER FISCAL 2008 RESULTS

February 11, 2008- Gencor Industries, Inc., announced Net Income of $13.1 million or $1.36 per diluted share for the three months ended December 31, 2007, compared to Net Income of $1.5 million or $.15 per diluted share for the three months ended December 31, 2006. Net revenue for the three months ended December 31, 2007, was $18.3 million, compared to $12.4 million from the first quarter of the prior year. Operating income for the three months ended December 31, 2007, was $1.3 million, compared to $.2 million loss from the first quarter of the prior year.

Income before taxes for the three months ended December 31, 2007 and December 31, 2006, included cash distributions of $15.6 million and $3.3 million, respectively, from synthetic fuel investees. The existing tax credit legislation related to these investees expired at the end of calendar year 2007. Consequently, the four synthetic fuel plants are being decommissioned and their operations will be finalized in early 2008. It is not possible to predict the amount, if any, of final distributions from the partnerships upon the final disposition and winding-up of operations. Other income before taxes for the three months ended December 31, 2007 also included a $4.1 million receipt in resolution of on outstanding claim against a former service provider and a $.5 million increase in value of our marketable securities.

E.J. Elliott, Gencor’s Chairman, stated, “We are pleased with our 48% sales increase in the first quarter, which is traditionally our slowest revenue quarter. Our customers continue to place large orders as highway construction spending remains strong. Income before taxes was also enhanced by the distributions from our synthetic fuels investees and the increase in value of our marketable securities. We look forward to continuous growth and we continue to evaluate opportunities to expand our existing businesses.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications. This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2007: (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Position and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this Report. We do not undertake to update any forward-looking statement, except as required by law.